Software License and Services Agreement

This AGREEMENT, entered into the 9th day of September, 1999, by and between The HomeBingo Network, Inc., a Pennsylvania Corporation (THBN), and CasinoBuilders.com, Inc., a Nevada corporation, (CasinoBuilders) hereinafter collectively referred to as the Parties.

WITNESSETH THE FOLLOWING:

The Parties to this Agreement make the following Representations with the full expectation that the other Parties will rely upon these representation for the purposes of entering this Agreement. In the event that any of the following Representations are not true, the offended Party may choose to terminate its obligations under this Agreement.

WHEREAS, THBN has created certain unique and proprietary software for Online Bingo games known and trademarked as "8 Draw Bingo" that includes a pool of 999 different Bingo cards, a prize paying structure that awards prize amounts which are proportional to the amount bet, which prize amounts decrease as each Bingo number between the fourth and the eighth is drawn, a method of ending every game after eight numbers have been drawn regardless of how many players have called bingo, and which software also includes other unique and proprietary features, and

The U.S. Patent and Trademark office has verbally indicated its approval and its intent to publish for objection
WHEREAS, THBN will create a version of "8 Draw Bingo" exclusively for CasinoBuilders.com, to be known as "Penny Bingo", and

WHEREAS, CasinoBuilders.com has entered into an agreement to purchase CYBERLUCK CURACAO N.V., which currently provides for the operation of licensed games of change (casino games) from the Netherlands Antilles, and

WHEREAS, CasinoBuilders.com has provided documentation to THBN that CYBERLUCK is authorized by the central government of the Netherlands Antilles to operate, or to further authorize the operation of certain games of change via service lines and over the Internet from Curacao, and

WHEREAS, CasinoBuilders.com markets and promotes and develops various services and online entertainment products for the Internet gaming industry worldwide, and

WHEREAS,   Pennybingo.net  is  a  registered  service   mark   of
CasinoBuilders.com, and

WHEREAS, Pennybingo.com is a registered Domain fo THBN, and

WHEREAS, The Parties herein desire to cooperate with each other for the purpose of causing the software and technology developed by THBN to be sub-licensed by CasinoBuilders.com to others who will use said software, and

WHEREAS, it is the intention of The Parties to install, maintain and operate a central computer server "hub" in Curacao, Netherlands Antilles which will enable multiple entities to operate "I Draw Bingo" and/or Penny Bingo" on the Internet in accordance with the laws of the Netherlands Antilles.

DEFINITION - Net win is defined as the amount of the gaming revenue entered less the amount paid out as winnings.

NOW THEREFORE, in reliance upon the foregoing Representation, and in consideration of the efforts of the parties, and other good and valuable consideration herewith exchanged, it is mutually agreed as follows:

1. THBN shall transfer its registered Domain Pennybingo.com to CasinoBuilders.com no later than October 1, 1999, for the payment of 10,000 shares of restricted CSNO equity shares.
2. THBN shall provide the requirements of a fully configured Internet server to CasinoBuilders.com who shall arrange for this service to be purchased and installed in Curacao at its own cost.
3. Said server shall be configured remotely by THBN in such a manner as to comply with the specifications of CasinoBuilders.com and Cyberluck.
4. Said server shall contain a "free play" version and a "cash play" version of "Penny Bingo" which shall be unified in such a manner that the prizes awarded at the "free play" version may be claimed only by visiting the "cash play" version. The "cash play" version shall include a script provided by Cyberluck to connect to Global Cash, Inc. the E-commerce provider designated by Cyberluck.
5. THBN shall takes such steps as may be required to integrate Global Cash e-commerce into "I Draw and/or Penny Bingo".
6. Said server shall be capable of hosting multiple web sites for sub-licenses of THBN's software only as authorized by Cyberluck.
7. CasinoBuilders.com will, at their own expense, purchase, install, operate and maintain said server and provide Internet connectivity for it 24 hours a day, 365 day a year.
8. CasinoBuilders.com shall operate said server as a hub for sub-licenses, and as a bingo web site for the Cyberluck designated information Provider, and for no other purpose.
9. Neither CasinoBuilders.com nor any of its nominees shall make any use of THBN's software except as provided for in this Agreement.
10. State, federal and international laws and treaties applicable to intellectual property rights and fair trade practices will be honored by the Parties in such a manner as to protect THBN's software and CasinoBuilders.com's assets and rights.
11. THBN hereby grants and extends to CasinoBuilders.com, or their designee, an exclusive right and license to sub-license to others and to use THBN's software branded as "Penny Bingo" to operators who place their gaming server and are licensed within the Netherlands Antilles, and in accordance with the terms of the Agreement.
12. Said excusive rights shall remain in full force and effect only as long as CasinoBuilders.com pay THBN the royalty and software license fees described below and as long as they perform all the other duties imposed upon them by the terms of this Agreement.
13. CasinoBuilders.com shall cause CYBERLUCK to appoint a designated information Provider to operate for their own "in house" account two branded "Penny Bingo" games, one for development testing and one for marketing demographic testing.
14. As payment for the first "in house" "Penny Bingo" development testing game, CasinoBuilders.com shall pay THBN as monthly royalty and license fees all net win in any month from play, with the intent to offset development costs.
15. As payment for the second "in house" Penny Bingo" market demographic testing game, CasinoBuilders.com shall provide to THBN free monthly licensing and hosting of the development testing "in house" game identified in item 15.
16. CasinoBuilders.com shall permit applicants to operate their own branded and dedicated Online Bingo game under the Cyberluck license, and using THBN's software if provided by CasinoBuilders.com, provided such applicants:

       a. Have completed and complied with the approved Application for Information Provider ("IP") status as provided to applicants by CYBERLUCK and,

       b. Once approved by CYBERLUCK, have remitted a license fee which shall include the sum of $5,000 payable to THBN for the initial software sub-license fee of $10,000 per month and remit $5,000 THBN, until such time as the operators Net Win exceeds $40,000 for three consecutive months wherein CasinoBuilders.com will charge operator $15,000 per month and remit $7,500 to THBN, and thereafter should operators Net Win exceed $80,000 per month for three consecutive months, CasinoBuilders.com shall change operator $20,000 per month and remit $10,000 to THBN. There will be no further market increases without the mutual agreement of both parties.
c. Have entered into and complied with the terms of an Information Provider ("IP") Agreement with CYBERLUCK which shall permit the Operator to offer Online Bingo services under the CYBERLUCK

17. THBN will provide CasinoBuilders.com and all approved "Penny Bingo" game operators with the ability and constant opportunity to change the seed for any computer generated random Bingo numbers that are broadcast by THBN.
18. THBN may replace or change any or all of the 999 Bingo cards periodically, with ample advance notice to Cyberluck and CasinoBuilders.com and all approved sub-licenses.
19. CasinoBuilders.com or any approved sub-licensees authorized by CasinoBuilders.com may create and give away CD's of any version of THBN's Bingo games that they desire.
20. CasinoBuilders.com shall remit to THBN on the fifteenth day of each month a collective royalty and sub-license fee in accordance with the schedule contained in this agreement.
21. In the event that THBN does not receive full payment of the above monthly obligation of sub-licensees, CasinoBuilders.com shall terminate the services available to every sub-licensee that has not fulfilled the financial obligations imposed upon them by the terms of their IP Agreements.
22. CasinoBuilders.com shall include terminology in its Agreements with sub-licenses to protect THBN's interest in collecting said license and royalty fees.
23. Software sub-license fees shall be fixed for a period of twelve months from the date such fee was first paid. Fees may be renegotiated between the parties with respect to new sub-licenses but cannot effect the operation of any existing sub-license.
24. If THBN shall offer similar services in another jurisdiction at prices less than $10,000 monthly or its equivalent. THBN shall be precluded from increasing the licensee fee.
25. The initial term of this Agreement shall be for three years and shall continue for subsequent one-year periods, as long as The Parties are in compliance with the terms of this Agreement.
26. The Parties may not sell or sub-assign any rights conveyed under this agreement except as specifically provided in this Agreement except to wholly owned or affiliated subsidiaries.
27. If THBN fails to deliver the software and configure the server as required under this agreement within 60 days form the date it receives full root access to the server from CasinoBuilders.com, Agreement shall be null and void at the election of CasinoBuilders.com.
28. THBN agrees to indemnify and defend CyberLuck and CasinoBuilders.com against all claims for violation of intellectual property rights, patents or trademarks as a result of entering into and operating under this Agreement.
29. THBN shall be responsible at all times for routine maintenance access to the operating servers.

Agreed by the parties on the dates indicated below:

/s/ Alan Frank                          dated: 9-9-99
Alan Frank - President
The HomeBingo Network, Inc.



/s/ Andy Ruppanner                      dated: 9-9-99
Andy Ruppanner - President
CasinoBuilders.com, Inc.